                                                                     EXHIBIT 11

                        EARNINGS PER SHARE COMPUTATIONS
                                  (UNAUDITED)

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
                                                                 THIRTY-NINE
                                                 YEAR ENDED      WEEKS ENDED
                                                SEPTEMBER 2,       JUNE 1,
                                                    1995            1996
                                                ------------     -----------
   SUPPLEMENTAL PRO FORMA PRIMARY EPS:
    Historical net income before provision for
     income taxes.............................  $ 4,551,710      $ 3,372,175
    Provision for income taxes................   (1,820,684)(A)   (1,446,010)
    Reversal of interest expense and
     amortization of deferred financing
     charges, net of tax .....................      223,550        1,120,778
                                                -----------      -----------
    Net income................................  $ 2,954,576      $ 3,046,943
                                                ===========      ===========
    Weighted average common shares outstand-
     ing......................................    6,200,000(B)     6,207,296
    Common shares outstanding from assumed is-
     suance of shares sufficient to fund the
     Recapitalization (in 1995) as well as ac-
     quisition debt (in 1996).................    2,261,537(C)     3,900,000(C)
    Weighted shares issued from assumed exer-
     cise of:
    Options...................................      607,335          600,491
    Warrants..................................       80,834           80,834
                                                -----------      -----------
    Shares for EPS calculation................    9,149,706       10,788,621
                                                ===========      ===========
   SUPPLEMENTAL REPORTED EPS:
    Net income................................  $      0.32      $      0.28

   FULLY DILUTED EPS:
    For the periods presented in this exhibit,
     there is no dilution from Primary EPS
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(A) Prior to the Recapitalization, the Company elected to be taxed as a
    Subchapter S corporation for federal income tax purposes. Supplemental pro forma information has been computed as if the Company has been subject to Federal income taxes and all applicable state corporate income taxes for each period presented.
(B) For purposes of weighting the common shares, the Recapitalization is assumed to have occurred on September 4, 1994.

(C) Common shares are assumed sold (at an assumed offering price of $13.00 per share) at the beginning of the respective period to fund the Recapitalization and acquisition indebtedness.

This exhibit should be reviewed in conjunction with Note 2 to the Consolidated
                             Financial Statements.